                                EXHIBIT NO. 99.4

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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
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FINANCIAL REPORTING MATTERS

Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements. The financial information presented in Management's Discussion and Analysis has been prepared on a basis consistent with the financial accounting policies set forth in the Consolidated Financial Statements.

    In this Form 8-K we make certain forward-looking statements with respect to the financial condition, results of operations and business of U.S. Trust Corporation (individually, the "Parent") and its wholly owned subsidiaries (collectively, with the Parent, the "Corporation"). These forward-looking statements may contain words such as "believes," "expects," "anticipates," "estimates" or similar expressions.

    We caution that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements include but are not limited to the following:

- Competitive pressures in the investment or asset management, corporate fiduciary or private banking industries may increase significantly.

- General economic or business conditions, or volatility in the equity, fixed income and real estate markets, may be unfavorable. Such economic environments could result in, among other things, a reduced demand for asset management or other financial services, or a decline in assets under management over a short or an extended time period. Fee revenues and net interest revenue could be negatively impacted by such events.

- Legislative changes, including but not limited to legislation related to income and estate tax matters, and regulatory changes in banking or other businesses the Corporation engages in, may adversely affect its financial condition.

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PENDING BUSINESS COMBINATION

The Parent has entered into an agreement and plan of merger (the "Merger Agreement") dated January 12, 2000 with The Charles Schwab Corporation ("Schwab") and a wholly owned subsidiary of Schwab pursuant to which all of the outstanding common shares of the Parent will be exchanged for shares of Schwab common stock. The transaction, which is subject to, among other things, regulatory approvals and Parent shareholder approval, is expected to be consummated by July 2000. If the transaction is consummated, the Parent will become a wholly owned subsidiary of Schwab.

    Under the terms of the Merger Agreement, the Parent's shareholders will receive 3.427 shares of Schwab common stock for each common share of the Parent. The Parent and Schwab expect the transaction to qualify for pooling of interest accounting treatment. See Note 1 to Notes to the Consolidated Financial Statements for additional information.

    A number of comments included in this Management's Discussion and Analysis (e.g., financial performance objectives, earnings per share) presume that the Corporation is a going concern and do not attempt to take into consideration the impact, if any, that the pending business combination may have on the matters discussed therein.

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FINANCIAL PERFORMANCE OBJECTIVES

Management evaluates the five financial performance objectives set forth below on a continual basis. The financial performance objectives are not quarterly targets; rather, they represent management's current assessment of the long-term capabilities of the Corporation in the present environment. Interim period results may exceed or fall short of some or all of these financial performance objectives. Such results may not necessarily be indicative that a change should be made in the Corporation's long-term financial performance objectives, but more likely would be indicative of specific transactions or events that occurred within a given period. However, external facts and circumstances, including changes in banking regulations and income tax policies, may occur and require the Corporation to adjust its long-term financial performance objectives.

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Total Revenues

Total revenues are expected to increase in the range of 8% to 12% per year. Management believes that total revenues will grow at the upper end of this range over the foreseeable future. Total revenues increased by approximately 23% during 1999, 19% during 1998 and 15% during 1997. Revenue growth in 1997 through 1999 primarily was a result of strong new business and the overall appreciation in the equity market during this period.

    There are several factors that either will contribute to or impede the Corporation from meeting and maintaining this financial performance objective.

    Fee revenue growth is enhanced through direct sales efforts, additions to existing customer relationships, continued national expansion and selected penetration in existing geographic markets, targeted acquisitions and market appreciation. Fee revenue growth is adversely affected by distributions of funds from client accounts, lost business relationships and market depreciation. Changes in personal, capital gains or estate tax laws, regulations and other external factors will also affect the rate of fee revenue growth.

    The level of net interest revenue is dependent upon several factors, including loan demand, credit quality, regulatory capital requirements, federal and state income tax policies and the Federal Reserve Board's interest rate setting policies.

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Pre-Tax Margin

Management believes that the Corporation can meet its objective to improve pre-tax margin to 25% over the next several years. The Corporation's pre-tax margin was 23.6% for 1999, 22.9% for 1998 and 22.4% for 1997. The Corporation's ability to achieve this financial objective will be based upon several factors, including the growth rate of total revenues, continued control over recurring operating expenses, the pace of investment in national expansion and the maturation of prior years national expansion efforts. Barring an extreme and prolonged market decline, management anticipates that achieving this financial objective will constrain neither its national expansion program nor its selective acquisitions of investment advisors in strategic geographic locations.

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Earnings Per Share

Management believes that the operating leverage resulting from meeting its revenue and pre-tax margin objectives will enable the Corporation to increase diluted earnings per share in the range of 15% to 20% per year. Several factors, including statutory changes in federal, state and local corporate income tax rates, common stock repurchases and the dilutive effect of stock options, will affect this financial performance objective. Diluted earnings per share improved by 25.7% during 1999, 23.8% during 1998 and 22.6% during 1997.

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Return on Stockholders' Equity

Management has set the Return on Stockholders' Equity ("ROE") objective to exceed 25% over the next several years. ROE for 1999 was 29.2%, 26.2% in 1998 and 22.8% in 1997.

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Dividend Pay-Out Ratio

The Corporation's dividend pay-out ratio is anticipated to range between 25% and 35% of annual net income. Retained capital will be available for acquisitions, business expansion, stock buy back programs and other management initiatives. In periods in which earnings per share growth exceeds its expected range, the dividend pay-out ratio likely will be either at the lower end or below the targeted range. The dividend pay-out ratio was 23.7% during 1999, 24.3% during 1998 and 25.1% during 1997.

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THE BUSINESSES OF U.S. TRUST

The Corporation has two principal businesses: Personal Wealth Management Services and Institutional Services. Personal Wealth Management Services is further delineated into two components -- New York Wealth Management Services ("New York") and National Wealth Management Services ("National").

    Principal competitors of the Corporation are other investment management companies, brokerage firms, mutual fund companies and banking institutions. No one competitor or industry dominates the markets in which the Corporation engages. The following provides a description of services provided by these businesses and their markets.

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Personal Wealth Management Services

The Corporation provides a complete array of financial services for affluent individuals and families. These services, defined as Personal Wealth Management Services, include investment management (domestic and international equity, fixed income and alternative investments, such as private equity and real estate), investment consulting, trust, financial and estate planning and private banking. Personal Wealth Management Services are provided through New York and National. The Corporation has been well established in the New York Wealth Management business for many years. More recently, the Corporation has expanded its presence beyond New York through national expansion resulting in the establishment of its National Wealth Management business. The Corporation anticipates that its national expansion will continue over the next several years.

    The cornerstone of the Corporation's services to the personal market in both its New York and National businesses is investment management. At December 31, 1999, personal assets under management were approximately $59.6 billion. The Corporation views the personal investment market in three sectors and has tailored its products and service delivery to each.

    Personal Wealth Management's primary market sector consists of individuals with $2 million to $50 million in investable assets. The Corporation provides to these clients both individually managed balanced accounts and specialized investment management services. These clients are offered and generally utilize the Corporation's other wealth management services.

    The second sector of the personal market includes clients in the wealth accumulation phase, with $250,000 to as much as $2 million in financial assets. In this sector, the Corporation offers Wealth Advisory Accounts; an investment advisory service that utilizes the U.S. Trust-advised Excelsior family of mutual funds.

    The third personal market sector is comprised of clients who have over $50 million in investable assets and whose financial needs are particularly complex. In addition to investment management services, the Corporation offers to these clients specialized fiduciary, financial planning, enhanced master custody and philanthropic consulting services. The Corporation provides counseling to this sector regarding the development of tax-intelligent investment policies and the selection and monitoring of investment managers.

    In addition, the Corporation provides the private equity community with expertise on in-kind stock distributions, liquidation of securities positions as agent, and hedging transactions for high-net-worth individuals who frequently face complex issues involving the disposition of low-cost-basis stock.

    The Corporation offers private banking services to meet the credit and liquidity requirements for all of its Personal Wealth Management clients. These services include mortgage and personal lending vehicles and an array of deposit taking products.

    A major strategy for the growth of the Corporation's Personal Wealth Management business has been national expansion. Personal Wealth Management clients usually prefer services to be delivered locally. The Corporation has established affiliates throughout the United States: California, Connecticut, Florida, New Jersey, North Carolina, Oregon, Pennsylvania, Texas and Washington D.C.

    The Corporation has placed heavy emphasis on the sales effort supporting the Personal Wealth Management business, including in recent years a 50 percent increase in the total staff dedicated to sales and an innovative sales incentive program for all employees.

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Institutional Services

Institutional Services includes investment management, corporate trust, brokerage and special fiduciary services for corporations, endowments, foundations, pension plans and other institutional clients.

    The Corporation's institutional investment management business provides a wide range of investment options for its clients, including balanced and specialized domestic and international equity investment styles, structured investments, alternative investments, fixed-income vehicles and short-term cash management. Institutional clients can also utilize the U.S. Trust's Excelsior mutual fund family, which offers all major asset classes and both active and passive management styles.

    Institutional Services also includes investment, consulting and fiduciary services to employee stock ownership plans (ESOPs) that invest in significant blocks of employer stock. The Corporation specializes in providing these special fiduciary services to large, complex plans and believes it is the preeminent provider of such services to this market.

    At December 31, 1999, the Corporation managed approximately $26.5 billion for its institutional clients of which approximately $12 billion is related to the Corporation's special fiduciary services. The remaining assets managed by Institutional include those of endowments, pension plans and other not-for -profit and institutional clients.

    The Corporation is among the top 10 trustees in the country that provide trust, agency and related services to public and private corporations, municipalities and other financial enterprises. The Corporation's strategy is to develop long-term relationships that will generate recurring business. The aggregate principal amount of assets administered by corporate trust exceeds $330 billion at December 31, 1999.

    For the twelfth consecutive year the Corporation was the leading trustee in New York State for new municipal debt issues, and was also ranked among the top five nationally for new municipal debt issues. Providing support for complex new types of securities, such as derivatives and securitized transactions, continues to be the fastest growing aspect of the corporate trust business.

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Segment Financial Results

Business segment results are presented in order to reflect financial performance and strategic direction. Fee revenue is generally credited to the segment that has the contractual relationship with the client. Allocated net interest revenue is credited to each segment based upon the level of financial instruments managed by the segment, after taking into effect the internally developed cost of fund transfers. All costs directly attributable to a business segment are charged directly to that segment. These costs include salaries, performance compensation, sales commissions and incentives, employee benefits, occupancy and all other operating costs. The amortization of intangibles resulting from a business combination is charged to the segment that manages the acquired business. Corporate expenses are charged to the segments based upon management's determination of the direct or indirect benefits realized by each segment utilizing such corporate services.

Segment results are based upon estimates and judgments. Internal management accounting reflects the way management views its businesses and may not be comparable to other financial institutions. Segment comparability between reporting periods is achieved by periodic restatement to conform to changes in organizational structure and changes in allocation policies.

    The following information reflects operating performance by segment for the three years ended December 31, 1999.

                                                PERSONAL WEALTH MANAGEMENT                                     TOTAL
                                     -------------------------------------------------
(DOLLARS IN THOUSANDS)                   NEW YORK        NATIONAL            TOTAL        INSTITUTIONAL     CORPORATION
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1999
Fee revenue......................... $     227,167    $     108,478    $      335,645    $       88,822    $       424,467
Allocated net interest revenue......        82,306           23,547           105,853            11,277            117,130
                                     --------------   --------------   ---------------   ---------------   ----------------
Total revenue.......................       309,473          132,025           441,498           100,099            541,597
Operating expense...................       219,152          121,602           340,754            73,167            413,921
                                     --------------   --------------   ---------------   ---------------   ----------------
Income before taxes................. $      90,321    $      10,423    $      100,744    $       26,932    $       127,676
                                     --------------   --------------   ---------------   ---------------   ----------------
Profit margin.......................          29.2%             7.9%             22.8%             26.9%              23.6%
                                     --------------   --------------   ---------------   ---------------   ----------------
Percentage of income before taxes...          70.7%             8.2%             78.9%             21.1%
                                     --------------   --------------   ---------------   ---------------
Total assets........................ $   3,712,000    $   1,182,000    $    4,894,000    $      129,000    $     5,023,000
                                     --------------   --------------   ---------------   ---------------   ----------------
Assets under management............. $  39,059,000    $  20,535,000    $   59,594,000    $   26,503,000    $    86,097,000
                                     --------------   --------------   ---------------   ---------------   ----------------
Assets under administration......... $  15,715,000    $   2,536,000    $   18,251,000    $  344,355,000    $   362,606,000
                                     --------------   --------------   ---------------   ---------------   ----------------

Year ended December 31, 1998
Fee revenue......................... $     183,991    $      71,298    $      255,289    $       84,330    $       339,619
Allocated net interest revenue......        70,688           20,948            91,636            10,394            102,030
                                     --------------   --------------   ---------------   ---------------   ----------------
Total revenue.......................       254,679           92,246           346,925            94,724            441,649
Operating expense...................       186,079           83,512           269,591            70,964            340,555
                                     --------------   --------------   ---------------   ---------------   ----------------
Income before taxes................. $      68,600    $       8,734    $       77,334    $       23,760    $       101,094
                                     --------------   --------------   ---------------   ---------------   ----------------
Profit margin.......................          26.9%             9.5%             22.3%             25.1%              22.9%
                                     --------------   --------------   ---------------   ---------------   ----------------
Percentage of income before taxes...          67.9%             8.6%             76.5%             23.5%
                                     --------------   --------------   ---------------   ---------------
Total assets........................ $   3,066,000    $     973,000    $    4,039,000    $      104,000    $     4,143,000
                                     --------------   --------------   ---------------   ---------------   ----------------
Assets under management............. $  32,372,000    $  14,328,000    $   46,700,000    $   28,336,000    $    75,036,000
                                     --------------   --------------   ---------------   ---------------   ----------------
Assets under administration......... $  13,269,000    $   2,067,000    $   15,336,000    $  311,124,000    $   326,460,000
                                     --------------   --------------   ---------------   ---------------   ----------------

Year ended December 31, 1997
Fee revenue......................... $     158,437    $      51,386    $      209,823    $       71,868    $       281,691
Allocated net interest revenue......        62,248           18,362            80,610            10,515             91,125
                                     --------------   --------------   ---------------   ---------------   ----------------
Total revenue.......................       220,685           69,748           290,433            82,383            372,816
Operating expense...................       164,127           61,286           225,413            63,744            289,157
                                     --------------   --------------   ---------------   ---------------   ----------------
Income before taxes................. $      56,558    $       8,462    $       65,020    $       18,639    $        83,659
                                     --------------   --------------   ---------------   ---------------   ----------------
Profit margin.......................          25.6%            12.1%             22.4%             22.6%              22.4%
                                     --------------   --------------   ---------------   ---------------   ----------------
Percentage of income before taxes...          67.6%            10.1%             77.7%             22.3%
                                     --------------   --------------   ---------------   ---------------
Total assets........................ $   2,936,000    $     767,000    $    3,703,000    $      112,000    $     3,815,000
                                     --------------   --------------   ---------------   ---------------   ----------------
Assets under management............. $  26,890,000    $  10,704,000    $   37,594,000    $   23,594,000    $    61,188,000
                                     --------------   --------------   ---------------   ---------------   ----------------
Assets under administration......... $   9,883,000    $   1,772,000    $   11,655,000    $  257,081,000    $   268,736,000
                                     --------------   --------------   ---------------   ---------------   ----------------

The Personal Wealth Management segment's compounded fee revenue growth rate has exceeded 23% over the past three years. Fee revenue for the New York component of the Personal Wealth Management segment has grown at a compounded growth rate in excess of 18% over the same three-year period whereas the National component's fee revenue growth rate has exceeded 38%. Fee revenue growth is attributable to new business, the overall strength in the financial markets and acquisitions.

    Allocated net interest revenue attributable to the Personal Wealth Management segment has grown at a compounded growth rate in excess of 15%. New York and National's compounded growth rates were 14% and 21%, respectively. The increase in allocated net interest is principally attributable to the growth in private banking activities.

    Personal Wealth Management's profit margin increased modestly to 22.8% in 1999 from 22.3% in 1997. The improvement was realized during a period of significant national expansion.

    New York's profit margin was 29.2% in 1999, improving from 26.9% in 1998 and 25.6% in 1997. New York, the cornerstone of the Corporation's Personal Wealth Management segment, continues to increase its penetration in one of the largest concentrations of wealth in the United States.

    National's profit margin was 7.9% in 1999, 9.5% in 1998 and 12.1% in 1997. The absolute levels and volatility in National's profit margins are reflective of the Corporation's continuing investment in its national expansion strategy. National provides each new location with the Corporation's full array of Personal Wealth Management service capabilities. The personnel and infrastructure costs incurred to provide these services are charged directly to National. In addition, costs incurred to acquire investment management firms managed by National, including the amortization of intangibles, are borne by National. As a result, it is anticipated that the profit contribution from National will continue to fluctuate, reflecting the Corporation's ability to invest in new markets as it expands its national presence.

    Institutional's compounded fee revenue growth rate has exceeded 10% over the past three years. Institutional's allocated net interest revenue has increased 8.5% in 1999 compared to 1998 and remained relatively flat in 1998 as compared to 1997. Institutional receives interest revenue credit principally from the customer deposits generated from its corporate trust activities. Corporate trust's deposit base increased during 1998 and 1999. The increasing interest rate environment in 1999 increased the interest-credit rates the Corporation allocates to deposit generating businesses.

    Institutional's profit margin has increased from 22.6% in 1997 to 26.9% in 1999. Institutional's profit contribution is attributable to the continued strength of the segment's corporate trust and special fiduciary businesses as well as the segment's further penetration in the institutional investment management market throughout the United States. Institutional assets under management decreased by $1.8 billion in 1999 compared with 1998 primarily as a result of institutional assets withdrawn from the Campbell Cowperthwait division.

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CONSOLIDATED RESULTS OF OPERATIONS

The Corporation recorded record net income of $77.6 million in 1999, compared to net income of $61.7 million in 1998 and $51.0 million in 1997. On a diluted basis, earnings per share was $3.72 in 1999, versus $2.96 in 1998 and $2.39 in 1997.

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Fee Revenue

                                                                                                   COMPOUND
                                                         YEARS ENDED DECEMBER 31,                    GROWTH
                                                    ------------------------------------               RATE
(DOLLARS IN MILLIONS)                                   1999         1998         1997             1996-1999
------------------------------------------------------------------------------------------------------------
Personal wealth management services............     $   335.7    $   255.3    $   209.8             23.6 %
Institutional services.........................          88.8         84.3         71.9             10.1
                                                    ----------   ----------   ----------          --------
Fee revenue....................................     $   424.5    $   339.6    $   281.7             20.2 %
                                                    ----------   ----------   ----------          --------

Fee revenue increased 25.0% in 1999 from 1998 and increased 20.6% in 1998 from 1997. The increase in fee revenue during these periods was attributable to strong new business, selective acquisitions and the overall appreciation in the equity market.

     Approximately 80% of fee revenue is sensitive to changes in equity and fixed income market investments. In general, fee revenue is influenced by a variety of factors, including growth or decline of stock, fixed income and real estate market levels, new business, acquisitions, changes in fee rate schedules and added services. Fee revenue is negatively impacted by the outflow of investment management assets due to terminating trusts, client withdrawals, income and estate taxes and lost business. Fee revenue related to market conditions is determined on a sliding scale so that as the value of a client's portfolio grows in size; the Corporation earns a smaller percentage on the increasing account value. Therefore, market value or other incremental changes in a portfolio's size may not typically have a proportionate impact on the level of fee revenue. In general, fee revenue is calculated quarterly based upon the value of the prior quarters' assets under management. Another important factor in the determination of fee revenues is the type of assets under management. Depending on how assets under management are invested, fluctuations in any one market will not necessarily have a proportionate impact on the overall level of fee revenue. The following is a comparative analysis of the composition of assets under management.

                                                                          DECEMBER 31,
                                                                 ---------------------------
                                                                 1999      1998     1997
--------------------------------------------------------------------------------------------
Equity securities............................................     59%        56%      53%
Fixed income securities......................................     27         29       32
Short-term money management, real estate and other...........     14         15       15
                                                                 -----     -----    ------
                                                                 100%       100%     100%
                                                                 -----     -----    ------

--------------------------------------------------------------------------------
Assets Under Management

The following table delineates assets under management and administration for the last three years. This analysis is presented on a consolidated and segment basis. Unless otherwise noted, asset values are measured at their estimated fair value.

                                                                                                              COMPOUND
                                                                                                                GROWTH
                                                                                             DECEMBER 31,         RATE
                                                                    --------------------------------------
(DOLLARS IN BILLIONS)                                                    1999          1998          1997    1996-1999
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED ASSETS UNDER MANAGEMENT AND ADMINISTRATION:
Assets under management:
  Investment management..........................................   $    73.8     $    61.3     $    47.3         24.8%
  Special fiduciary..............................................        12.3          13.7          13.9         (7.0)
                                                                    -----------   ----------    ----------    ---------
     Total assets under management...............................        86.1          75.0          61.2         17.3
                                                                    -----------   ----------    ----------    ---------
Assets under administration:
  Personal custody and other.....................................        31.9          26.0          20.1         26.7
  Corporate and municipal trusteeships and agency
     relationships at par value..................................       330.7         300.5         248.6         15.2
                                                                    -----------   ----------    ----------    ---------
     Total assets under administration...........................       362.6         326.5         268.7         16.0
                                                                    -----------   ----------    ----------    ---------
Total assets under management and administration.................   $   448.7     $   401.5     $   329.9         16.3%
                                                                    -----------   ----------    ----------    ---------
SEGMENT ASSETS UNDER MANAGEMENT AND ADMINISTRATION:

Personal wealth management
  Assets under management........................................   $    59.6     $    46.7     $    37.6         27.0%
  Assets under administration....................................        18.2          15.3          11.7         22.5
                                                                    -----------   ----------    ----------    ---------
     Total.......................................................        77.8          62.0          49.3         25.9
                                                                    -----------   ----------    ----------    ---------
Institutional
  Assets under management........................................        26.5          28.3          23.6          3.1
  Assets under administration....................................       344.4         311.2         257.0         15.7
                                                                    -----------   ----------    ----------    ---------
     Total.......................................................       370.9         339.5         280.6         14.6
                                                                    -----------   ----------    ----------    ---------
Total assets under management and administration.................   $   448.7     $   401.5     $   329.9         16.3%
                                                                    -----------   ----------    ----------    ---------


Investment management assets increased by 20.2% in 1999 and by 29.8% in 1998 and 24.4% in 1997. During 1999, the Corporation acquired Radnor Capital Management, Inc., and NCT Holdings, Inc. which, in the aggregate, managed approximately $2.8 billion in personal and institutional assets at the acquisition dates (see Note 3 to Notes to the Consolidated Financial Statements).

    The Corporation's Excelsior Funds totaled $9.5 billion assets under management at December 31, 1999, compared with $7.5 billion as of December 31, 1998 and $5.9 billion as of December 31, 1997.

--------------------------------------------------------------------------------
Net Interest Revenue

                                   YEARS ENDED DECEMBER 31,
(DOLLARS IN         ---------------------------------------
THOUSANDS)             1999         1998             1997
-----------------------------------------------------------
Interest
    revenue         $   246,929   $   224,743   $   212,521
Interest
    expense            (129,816)     (122,117)     (120,862)
Provision for
    credit losses            --          (600)         (750)
Securities
    gains, net               17             4           216
                    -----------   -----------  ------------
Net interest
    revenue         $   117,130    $  102,030   $    91,125
                    ===========   ===========  ============
Percentage
    increase
    (decrease)
    from prior
    period                 14.8%         12.0%         16.1%
                    -----------   -----------  ------------
                                 YEARS ENDED DECEMBER 31,
----------------------------------------------------------
                                 1999   1998      1997
----------------------------------------------------------
Average rates (taxable
  equivalent basis):
  Interest earning assets     6.77%     6.99%    7.09%
  Cost of funding interest
    earning assets            3.51      3.75     3.97
                             -----     -----     ----
  Net yield on interest
    earning assets            3.26%     3.24%    3.12%
                             -----     -----     ----

Net interest revenue is affected by changes in the absolute levels of interest rates and shifts in the term structure of interest rates, funding and hedging strategies, and the impact of changes in the credit quality of interest earning financial instruments. The net yield on interest earning assets for the year ended December 31, 1999 has increased moderately from the corresponding 1998 period. Average interest earning assets increased by 13.7% to approximately $3.7 billion as of December 31, 1999 compared to a 7.0% increase between 1998 and 1997.

                                 YEARS ENDED DECEMBER 31,
AVERAGE BALANCES             ----------------------------
(PERCENTAGE)                   1999        1998     1997
---------------------------------------------------------
Short-term financial
  instruments                    5.9%       6.6%      3.8%
Investment securities           25.1       28.4      34.4
                             -------   --------   -------
Total short-term financial
  instruments and
  securities                    31.0       35.0      38.2
Loans, net of allowance for
  credit losses                 57.0       53.2      49.9
Non-interest earning
assets                          12.0       11.8      11.9
                             -------   --------   -------
Total assets                   100.0%     100.0%    100.0%
                             -------   --------   -------
Average total assets (in
  billions)                   $  4.2   $    3.7    $  3.4
                             =======   ========   =======

--------------------------------------------------------------------------------

The loan portfolio is the largest component of average total assets. Average loans for 1999 were $2.4 billion, a $435.1 million or 22.1% increase over average loans for the year ended December 31, 1998. Average loans for 1998 were $2.0 billion, a $238.8 million or 13.8% increase over average loans for the year ended December 31, 1997. The Corporation's loan portfolio is predominantly comprised of loans to private banking customers. Approximately 73% of total loans are collateralized by residential real estate mortgages at December 31, 1999, 74% at December 31, 1998 and 70% at December 31, 1997.

--------------------------------------------------------------------------------
Operating Expenses

The following table provides details of operating expenses for the last three years.

                                                                                                               COMPOUND
                                                                           YEARS ENDED DECEMBER 31,              GROWTH
                                                     -----------------------------------------------               RATE
(DOLLARS IN THOUSANDS)                                   1999              1998             1997              1996-1999
------------------------------------------------------------------------------------------------------------------------
Salaries and other employee benefits...............   $    175,456     $    150,262     $    125,901             16.0%
Performance compensation...........................         58,303           41,028           32,472             33.3
Sales commissions and incentives...................         29,012           19,448           14,050             41.8
Occupancy..........................................         41,786           36,574           39,294              6.9
Amortization of Intangibles........................          6,950            5,799            3,521             39.4
Other..............................................        102,414           87,444           73,919             13.9
                                                     --------------    -------------    -------------        ---------
Total..............................................  $     413,921     $    340,555     $    289,157             17.8%
                                                     ==============    =============    =============        =========

Operating expenses increased by $73.4 million in 1999, $51.4 million in 1998 and $35.7 million in 1997. The Corporation's pre-tax margin was 23.6%, 22.9% and 22.4% for the years ended December 31, 1999, 1998 and 1997, respectively.

    Salaries and other employee benefits increased $25.2 million in 1999 an increase of 16.8% from the total of $150.3 million in 1998. Salaries and other employee benefits increased $24.4 million in 1998 an increase of 19.3% from the total of $125.9 million in 1997. The number of full-time equivalent employees increased 10.2% to 1,940 at December 31, 1999 and increased 14.5% to 1,761 at December 31, 1998, from 1,538 at December 31, 1997. The increase in employees is attributable to acquisitions and internal growth required to meet an expanding customer base.

    Performance compensation is determined based upon the Corporation's financial performance as measured by the Corporation's diluted earnings per share, adjusted to offset the impact, if any, of extraordinary or nonrecurring events, or other conditions or circumstances that warrant consideration. Performance compensation increased $17.3 million in 1999, an increase of 42.1% from the total of $41.0 million in 1998. Performance compensation increased $8.6 million in 1998, an increase of 26.3% from $32.5 million in 1997. Included in performance compensation is amortization of Restricted Stock Units ("RSUs") awarded to certain employees (see Note 19 to Notes to the Consolidated Financial Statements for additional information on RSUs). Amortization of RSUs totaled $4.2 million in 1999, $2.6 million in 1998 and $1.1 million in 1997. The increases in performance compensation and amortization of RSUs is due to the Corporation's strong financial performance and the increase in staffing levels.

    Sales commissions and incentives increased $9.6 million in 1999, an increase of 49.2% from the total of $19.4 million in 1998. Sales commissions and incentives increased $5.4 million in 1998, an increase of 38.4% from the total of $14.1 million in 1997. These increases reflect the Corporation's strong emphasis on sales. The Corporation makes a substantial commitment to sales, marketing and advertising. As of December 31, 1999, 173 employees were devoted to these functions compared to 145 employees as of December 31, 1998 and 116 employees as of December 31, 1997. As a percentage of total staff, dedicated sales, marketing and advertising employees comprised 8.9% at December 31, 1999 compared to 8.2% and 7.5% at December 31, 1998 and 1997, respectively. Direct expenses associated with these functions, including salary and other employee benefits, performance compensation and sales commissions and incentives, were $55.1 million, $40.8 million and $29.5 million for the years ended December 31, 1999, 1998 and 1997, respectively. In addition to the aforementioned expenses, occupancy expense directly allocable to these functions amounted to approximately $2.7 million, $2.5 million and $2.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

    Other operating expenses increased 17.1% in 1999 and 18.3% in 1998. The increase in other operating expense reflects the impact of the Corporation's national expansion strategy as well as normal growth.

    Amortization of intangible expense resulting from business combinations was $7.0 million in 1999, $5.8 million in 1998 and $3.5 million in 1997. Amortization of intangibles does not require the use of cash and therefore, Management believes it should be distinguished from other operating expenses. The impact on net income after consideration of applicable income tax benefits of these non-cash charges was approximately $5.6 million, $4.6 million and $2.6 million in 1999, 1998 and 1997, respectively. Excluding the after-tax impact of amortization of intangible assets, diluted earnings per share would have been $3.98, $3.17 and $2.51 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Other operating expenses includes the cost of the outsourcing agreement with The Chase Manhattan Bank ("Chase"). Pursuant to this agreement, Chase furnishes necessary securities processing, custodial, data processing and other operations support services to the Corporation. The initial term of this agreement expires on August 31, 2000. The Corporation has exercised its option to extend the term of the agreement for two additional years to August 31, 2002. During the initial five-year term of the agreement, the Corporation pays Chase an annual base fee of $10 million plus additional volume charges. Total charges under the Chase agreement were $12.1 million in 1999, $10.6 million in 1998 and $10.2 million in 1997. The base fee for the two year option period will increase by 10% of total charges (excluding certain items) incurred in the final year of the initial term of the agreement.

    Management is considering various possible alternatives for obtaining the services currently provided under the agreement after its expiration on August 31, 2002. These alternatives include obtaining the services from third-party providers, including Chase, or providing such services itself. Although the cost of obtaining or providing such services are expected to increase from the current level, Management believes, at this time, that such an increase will not have a material adverse effect on the Corporation's results of operations.

--------------------------------------------------------------------------------
YEAR 2000 STATUS

In 1996, the Corporation established a Year 2000 Committee with the responsibility for developing an effective plan for identifying, renovating, testing and implementing simulated solutions for Year 2000 processing (the "Year 2000 Plan"). The Year 2000 Plan consisted of the following five phases:
(1) awareness of the problem and commitment by senior management to dedicate the necessary resources to address this problem; (2) a comprehensive inventory assessment of all hardware and software, vendor interfaces and service providers to understand the magnitude of the issue; (3) a systems code remediation schedule for all affected software sytems; (4) a comprehensive validation methodology to test all affected applications; and (5) production implementation of the corrected software systems.

    The first two phases of the Year 2000 Plan were completed in June 1997. The remaining phases of the Year 2000 Plan, software code remediation and testing of critical systems were substantially completed as of December 31, 1998. During these phases the Corporation worked with Chase and Marshall & Illsley Data Services, providers of the Corporation's most significant data processing systems (collectively, the "Service Providers") to assure compliance with required systems changes. The Service Providers were responsible for and bear the cost of effecting all necessary changes to such systems.

    As of September 30, 1999, all mission critical systems of the Corporation were in full production. The Corporation ran all of its corrected systems in a production environment during the balance of 1999. Point-to-point street-wide testing for connectivity and data exchange with regulatory and depository agencies also took place in 1999. All testing with these entities was successfully completed.

    In addition, the Corporation contacted its outside vendors and suppliers to determine the status of their Year 2000 efforts and to track the renovation and readiness of their systems for the Year 2000. Where appropriate, testing was conducted between the Corporation and these vendors. A final follow-up regarding these entities' Year 2000 readiness was conducted during the third quarter of 1999. In the event that a product or service provided by a vendor was not Year 2000 ready, alternative providers were employed.

    As a result of its Year 2000 Plan, the Corporation has not encountered any adverse effects in the year beginning January 1, 2000.

--------------------------------------------------------------------------------
Year 2000 Issues - The Cost

    The total cost of remediating the Corporation's Year 2000 issues was $4.5 million, which was incurred over a three-year period. These costs included the costs of remediation, testing, third party assessment, and contingency planning. All of the external remediation costs are recorded as other operating expenses. This amount does not include the cost associated with substantial managerial time that senior officers and employees have dedicated on Year 2000 issues. Since the Service Providers were responsible for and bear the cost of effecting all necessary changes to the Corporation's most significant data processing systems, most of the Corporation's costs were incurred to test the system modifications. While the Corporation deferred certain projects as a result of efforts regarding Year 2000, the Corporation believes that the delays in system development did not have a material impact on its operating results.

--------------------------------------------------------------------------------
Year 2000 Issues - Contingency Plan

The Corporation developed a contingency plan to deal with Year 2000 and related issues, including (1) identifying likely contingencies; (2) developing procedures to be followed in the event of each contingency; and (3) identifying personnel responsible for each of the Corporation's businesses that may be involved in any actual contingency. In the event of an operational disruption, the Corporation has in place contingency plans for its mission critical functions. Key area and command recovery personnel within each business sector were identified and trained to initiate the necessary action steps in maintaining overall control and business continuity. The Corporation's contingency plan was completed, and approved by it's Board of Directors, and reviewed by the Corporation's internal audit department.

--------------------------------------------------------------------------------
Year 2000 Issues - Risk

Although it is not possible to predict accurately the consequences of a Year 2000 failure, the Corporation is confident that its efforts at remediation greatly reduced any disruption on and subsequent to January 1, 2000. While not anticipated, the most reasonable likely worst-case scenario would be a failure by either one of the Corporation's mission critical systems or the Service Providers systems. In this case, the Corporation would lose the ability to service its clients for a period of time. If any of these failures were not corrected within a reasonable period of time, it could have a material negative effect on the operations and financial condition of the Corporation.

    The disclosure contained in this 8-K as well as the information previously filed by the Corporation regarding regarding its Year 2000 readiness are designated as Year 2000 readiness disclosure related to the Year 2000 Information and Readiness Disclosure Act.

--------------------------------------------------------------------------------
RISK MANAGEMENT

Risk is an intrinsic part of the Corporation's business. The extent to which the Corporation properly and effectively identifies, measures, controls and reports the various types of risk inherent in its activities is critical to its soundness and profitability. The following are the principle risks involved in the Corporation's business: fiduciary risk, credit risk, operational risk, legal risk, capital and liquidity risk and market risk.

    It is the policy of the Corporation to maintain a proactive, integrated and consistent risk management process as a critical component of how the Corporation conducts its business in an ever changing risk environment. The process meets all regulatory and legal requirements and provides value added to the businesses of the Corporation.

    Risk management at the Corporation is a multi-faceted process with independent oversight, which requires timely communication, judgment and the knowledge of specialized products and markets. The Corporation's senior management takes an active role in the risk management process and has developed policies and procedures that require specific administrative and business functions to assist in the identification, assessment and control of various risks. In recognition of the varied and changing nature of its financial services business, the Corporation's risk management policies and procedures are evolutionary in nature and are subject to ongoing review and modification.

    Implementation of risk management systems are developed on a consistent basis using common definitions and standard documentation. It is the responsibility of each business unit to manage the process of creating and implementing an effective risk management system. This system provides the basis to identify, measure, control and monitor risk using an appropriate combination of policies, procedures, processes, personnel, controls and monitoring systems.

    Through the direction of the Risk Management Division, the Corporation recommends appropriate risk parameters for each of its businesses, oversees communication of the Corporation's overall risk tolerance limits, monitors the development and implementation of its internal risk management system, including the risk self-assessment process required of each business unit, and coordinates appropriate reporting to the Risk Policy Committee on all risk related matters.

    The Risk Policy Committee, which reports directly to the Audit Committee of the Board of Directors and is composed of the Corporation's most senior officers, approves the overall risk management policies for the Corporation and reviews the Corporation's performance relative to these policies. The Risk Policy Committee has created various committees to assist it in approving, monitoring and reviewing the inherent risks in the respective business units. The Risk Management, Comptrollers, Treasury and General Counsel Divisions, all of which are independent of the Corporation's business units, assist senior management and the Risk Policy Committee in monitoring and controlling the Corporation's overall risk profile.

    In addition, the Internal Audit Department, which also reports directly to the Audit Committee of the Board of Directors, evaluates the Corporation's operations and control environment through periodic evaluations. The Corporation continues to be committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Corporation's risk management and monitoring systems and processes.

    The following is a description of the Corporation's principal risks. This discussion and the estimated amounts of the Corporation's market risk exposure generated by the Corporation's statistical analyses are forward looking statements. The analyses used to compute the amounts at risk are not projections of future events, and actual results may vary significantly from such analyses due to actual events in the markets in which the Corporation operates and certain other factors described below.

--------------------------------------------------------------------------------
Fiduciary Risk

Fiduciary risk refers to the risk of financial or reputational loss through the breaching of fiduciary duties to a client. Fiduciary risk is an integral component in practically all of the Corporation's client related activities. Fiduciary activities, include but are not limited to, individual and corporate trust, investment management, custody and cash and securities processing. To limit this risk, the

Corporation establishes procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. Business units have the primary responsibility for adherence to the procedures applicable to their business.

    Guidance and control is provided through the creation and approval and ongoing review of specific applicable policies and procedures with appropriate oversight and review by relevant committees comprised of senior members of the business units.

--------------------------------------------------------------------------------
Credit Risk

    The Corporation's exposure to credit risk arises from the possibility that a customer or counterparty to a transaction may fail to perform under their contractual commitment, resulting in the Corporation incurring a loss.

    Management of the credit approval process is premised on sound and disciplined underwriting standards with clear lines of accountability and authority. Counterparties that generate credit exposure are given empirical risk ratings and are approved by appropriate senior officers depending on the exposure level and/or risk rating.

    Counterparty credit exposure is actively managed on a continuous basis through individual and portfolio reviews performed on a timely basis by account officers and senior line management. Independent periodic assessment of the validity of credit ratings, credit quality and the credit management process is conducted by the Risk Review Department of the Risk Management Division. This work is supplemented by additional reviews conducted by the Internal Audit Division. Reports are issued to senior line management as well as the Risk Policy Committee.

    In addition, senior line management regularly reviews asset quality with the Risk Policy Committee including concentrations, delinquencies, non-performers, losses and recoveries. All are factors in the determination of an appropriate allowance for credit losses, which is reviewed quarterly by senior management. See Notes 6 and 7 to Notes to the Consolidated Financial Statements for an analysis of the Corporation's loan portfolio and allowance for credit losses.

--------------------------------------------------------------------------------
Operational Risk

Operational risk refers to the risk of loss resulting from improper processing of transactions or deficiencies in the Corporation's operating systems or control processes. With respect to its investment management activities, the Corporation has developed and continues to enhance specific policies and procedures that are designed to provide, among other things, that all transactions are accurately recorded and properly reflected in the Corporation's books and records and confirmed on a timely basis; portfolio valuations are subject to periodic independent review procedures; and collateral and appropriate documentation (e.g., master agreements) are obtained from counterparties in appropriate circumstances. With respect to its lending activities, operating systems are designed to provide for the efficient servicing of loan accounts. The Corporation manages operational risk through its system of internal controls which provides checks and balances to ensure that transactions and other account-related activity (e.g., transaction authorization and processing, billing and collection of delinquent accounts) are properly approved, processed, recorded and reconciled. Disaster recovery plans are in place on a Corporation-wide basis for critical systems, and redundancies are built into the systems as deemed appropriate.

--------------------------------------------------------------------------------
Legal Risk

Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and the risk that a counterparty's performance obligations will be unenforceable. The Corporation is generally subject to extensive regulation in the different jurisdictions in which it conducts its business. The Corporation has established policies and procedures based on legal and regulatory requirements that are designed to ensure compliance with applicable statutory and regulatory requirements. The Corporation also has established procedures that are designed to ensure that senior management's policies relating to conduct, ethics and business practices are followed throughout the firm. In connection with its business, the Corporation has various procedures addressing issues, such as regulatory capital requirements, sales and marketing practices, new products, use and safekeeping of customer funds and securities, credit granting, collection activities, money-laundering and record keeping. The Corporation also has established procedures to mitigate the risk that a counterparty's performance obligations will be unenforceable, including consideration of counterparty legal authority and capacity, adequacy of legal documentation, the permissibility of a transaction under applicable law and whether applicable bankruptcy or insolvency laws limit or alter contractual remedies.

--------------------------------------------------------------------------------
Capital and Liquidity Management

The objective of liquidity management is to ensure the availability of financial resources to meet the Corporation's cash flow requirements and to capitalize on opportunities for business expansion. The Corporation monitors the liquidity position of the Parent and each of its subsidiaries on an ongoing basis to ensure that funds are available to meet loan and deposit cash flow requirements. Liquidity management is also structured to ensure that the capital needs of the Parent and its subsidiaries are met on a day-to-day basis.

    The Parent's liquidity requirements consist mainly of dividend payments to common stockholders, interest and principal payments to debt holders, repurchases of its common stock and capital required for acquisitions or for additions to its subsidiaries.

    The Parent has authorization from the Board of Directors to repurchase up to 4.0 million shares of common stock. The repurchased shares are available to meet the Parent's obligations under its stock-based benefit plans and for general capital management purposes. During 1999, 655,785 shares were repurchased at a weighted average purchase price of $82.23 per share. As of December 31, 1999, the Parent could repurchase an additional 1,533,225 common shares. In January 2000, the Parent suspended the repurchase of any additional shares due to the pending business combination (see Note 1 to Notes to the Consolidated Financial Statements). On January 25, 2000, the Parent announced its regular quarterly common stock dividend of $0.22 per share. Future dividends declared are subject to approval by the Parent's Board of Directors and regulatory capital limitations.

    The Parent's sources of liquidity are derived primarily from dividends from its subsidiaries, issuances of common stock and issuances of long and short-term debt instruments. During 1999, the subsidiaries remitted $41.0 million in cash dividends to the Parent. As of January 1, 2000, the subsidiaries have the ability to pay dividends of approximately $77.3 million without prior approval of the regulatory authorities.

    The Parent has credit facilities totaling $80.0 million which are based on LIBOR or Prime and mature on March 31, 2002. On December 31, 1999, there was $35.0 million outstanding under these facilities.

    The Parent is authorized to issue up to 5 million, $1.00 par value, preferred shares. As of December 31, 1999, no preferred shares have been issued.

    In addition to traditional interest and non-interest bearing deposit raising capabilities, the banking subsidiaries have established their own external funding sources. Certain subsidiaries have established credit facilities with the Federal Home Loan Bank System ("FHLB") totaling approximately $426.0 million. On December 31, 1999, $13.0 million was outstanding under these credit facilities.

    The subsidiaries also generate liquidity from the types of financial instruments that they carry as investment securities. As of December 31, 1999, approximately $849 million or 79% of the investment securities portfolio is comprised of U.S. Treasury or federal agency obligations. These securities are readily marketable and may be sold or financed through repurchase agreements, as appropriate. At December 31, 1999, securities sold under agreements to repurchase aggregated $64.4 million. The subsidiaries may also pledge these securities to secure public deposits, to qualify for fiduciary powers and to use as collateral for FHLB and other borrowings. Pledged assets at December 31, 1999 totaled $254.4 million.

--------------------------------------------------------------------------------
Market Risk and Asset/Liability Management

The objective of market risk assessment and asset and liability management is to maximize net interest revenue while maintaining acceptable levels of interest rate sensitivity, high asset quality and adequate liquidity.

    The Corporation does not trade financial instruments nor does the Corporation invest in financial instruments denominated in foreign currencies. The Corporation invests in only high quality securities (primarily U.S. Treasury and federal agency obligations). The Corporation's principal risk is interest rate related. Interest rate risk results from differences in the maturity and/or repricing of the Corporation's interest earning assets (which consist primarily of mortgage loans, mortgage backed securities and other fixed rate investments) and its interest bearing liabilities, (predominately floating rate deposits). The Corporation uses interest rate swaps ("Swaps") as hedging vehicles to mitigate interest rate exposure associated with short-term floating interest-rate deposits.

    The Corporation employs net interest income ("NII") simulation modeling techniques to evaluate and manage the effect of changing interest rates. The Corporation's simulation model includes all on-balance sheet and off-balance sheet financial instruments and measures NII under various interest rate scenarios. Key variables in the NII simulation include changes to the level and term structure of interest rates, the repricing of financial instruments, prepayment and reinvestment assumptions, loan and deposit pricing and volume assumptions. These simulations involve assumptions that are inherently uncertain and as a result, the simulation models cannot precisely estimate NII or precisely predict the impact of changes in interest rates on NII. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies, including changes in asset and liability mix.

    The Corporation's simulation model facilitates the evaluation of a potential range of net interest revenue under various interest rate scenarios. The simulation model at December 31, 1999 indicates that a 50 to 100 basis point increase in interest rates would decrease simulated NII for the year ending December 31, 2000 by approximately $3 to $7 million whereas an increase in interest rates of 150 to 200 basis points would decrease simulated NII by approximately $11 to $15 million for the twelve month period. Conversely, a 50 to 100 basis point decrease in interest rates would increase simulated NII by approximately $3 to $7 million and a 150 to 200 basis point decrease in interest rates would increase simulated NII by approximately $10 to $13 million.

    At December 31, 1998, a 50 to 100 basis point increase in interest rates would have decreased simulated 1999 NII by approximately $3 to $7 million. An increase in interest rates of 150 to 200 basis points would have decreased simulated 1999 NII by approximately $11 to $15 million. Conversely, a 50 to 100 basis point decrease in interest rates would have increased simulated 1999 NII by approximately $3 to $6 million and a 150 to 200 basis point decrease in interest rates would have increased simulated 1999 NII by approximately $8 to $12 million.

    Each of these simulations assumes that the asset and liability structure of the balance sheet would not be changed as a result of the simulated changes in interest rates. As the Corporation actively manages its balance sheet and interest rate exposure, in all likelihood the Corporation would take steps to ameliorate any additional interest rate exposure that would result from the simulated changes in the interest rate environment.

    The following table provides details of the notional amounts of Swaps by maturity and the related average interest rates paid and received. The Corporation is a fixed rate payor on all of its Swaps.


                                                                                                            MATURING
                                                     ---------------------------------------------------------------------
                                                          WITHIN 1           1 TO 5          OVER 5
(DOLLARS IN THOUSANDS)                                      YEAR              YEARS           YEARS             TOTAL
--------------------------------------------------------------------------------------------------------------------------
December 31, 1999:
Fixed pay swaps....................................  $   175,000        $     895,000           --        $  1,070,000
Average rate paid..................................         6.86%                6.28%          --                6.38%
Average rate received*.............................         6.17%                6.15%          --                6.15%
December 31, 1998:
Fixed pay swaps....................................  $    70,000        $     490,000           --        $    560,000
Average rate paid..................................         6.72%                6.56%          --                6.58%
Average rate received*.............................         5.26%                5.25%          --                5.25%
December 31, 1997:
Fixed pay swaps....................................  $   106,500        $     475,000    $    85,000      $    666,500
Average rate paid..................................         6.45%                6.65%          6.17%             6.56%
Average rate received*.............................         5.84%                5.84%          5.80%             5.84%

--------------------------------------------------------------------------------
*Represents the average variable rate that would be received by the Corporation based upon the rate in effect at the latest variable rate reset date of each Swap.

The impact of the Corporation's hedging activities upon net interest revenue for the years ended December 31, 1999, 1998 and 1997, are detailed in the following table.


                    FOR THE YEARS ENDED DECEMBER 31,
(DOLLARS IN         ---------------------------------------
THOUSANDS)                  1999        1998         1997
---------------------- ------------ ---------- ------------
Net interest revenue:
  As reported             $117,130    $102,030 $   91,125
  Excluding hedging
    activities            $124,703    $107,646 $   96,839
Net yield on interest
  earning assets:
  As reported                3.26%       3.24%      3.12%
  Excluding hedging
    activities               3.47%       3.42%      3.32%

    The difference between the results "As reported" and "Excluding hedging activities" in each year reflects the cost of using Swaps to hedge interest rate risk.

--------------------------------------------------------------------------------
REGULATION AND SUPERVISION

The Parent is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"). As such, the Parent is required to file certain reports with and is subject to examination by the Board of Governors of the Federal Reserve System (the "Board of Governors").

    The Superintendent of Banks of the State of New York has the authority to examine the affairs of the Corporation for the purpose of determining the financial condition of United States Trust Company of New York (the "Trust Company"). The Trust Company and its operations are subject to federal and New York State laws applicable to commercial banks and trust companies and to regulation and examination by both federal and New York State banking authorities.

    On November 12, 1999, the President signed the Gramm-Leach-Bliley Financial Modernization Act of 1999 ("The Modernization Act") into law. The Modernization Act will:

    - allow bank holding companies meeting certain management and capital standards and achieving specified rankings under the Community Reinvestment Act, to engage in a substantially broader range of nonbanking activities than currently is permissible, including insurance underwriting and merchant banking investments in commercial and financial companies;

    - allow insurers and other financial services companies to acquire banks;

    - remove various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and

    - establish an overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

    The different parts of the Modernization Act will take effect at different times, as provided in the Modernization Act.

    The Parent as a result of its ownership of U.S. Trust Company of Florida Savings Bank ("Florida") is a savings bank holding company. Accordingly, the Corporation and Florida are subject to regulation and examination by the Office of Thrift Supervision. U.S. Trust Company, N.A. and U.S. Trust Company of Texas, N.A. are subject to regulation and examination by the Office of the Comptroller of the Currency. U.S. Trust Company of New Jersey is subject to regulation and examination by the Banking Department of the State of New Jersey and the Federal Deposit Insurance Corporation ("FDIC"). U.S. Trust Company of Connecticut is subject to regulation and examination by the Department of Banking of the State of Connecticut and the FDIC. U.S. Trust Company of North Carolina is subject to regulation and examination by the North Carolina Office of the Commissioner of Banks.

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") provides for cross-guarantees of the liabilities of insured depository institutions pursuant to which any bank subsidiary of the Parent may be required to reimburse the FDIC for any loss or anticipated loss to the FDIC that arises from a default of any of the Parent's other bank subsidiaries or assistance provided to such an institution in danger of default.

    The Parent and its FDIC insured subsidiaries are subject to risk-based and leverage capital guidelines issued by the federal bank regulators. These regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards and have defined five capital tiers, the highest of which is "well capitalized". The Parent and each of its bank subsidiaries were "well capitalized" as of December 31, 1999. See Note 21 to Notes to the Consolidated Financial Statements.

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Government Monetary Policies

Monetary authorities have a significant impact on the operating results of the Corporation and other financial services institutions. The decisions of the Board of Governors affect the supply of money and Federal Reserve System member bank reserves through open market operations in U.S. Government securities or by changes in the discount rate or reserve requirements. The Board of Governors

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actions have an important influence on the growth of bank loans and investments and the level of interest charged for loans and paid on deposits. Because of changing conditions in the money markets, as a result of actions by the Board of Governors and other regulatory authorities, interest rates, credit availability, deposit levels and bond and stock prices may change materially due to circumstances beyond the control of the Corporation.

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LEGAL PROCEEDINGS

Various actions and claims are pending or are threatened against the Corporation in which liability has been denied and which will be vigorously contested. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material adverse effect on the Corporation's financial position, results of operations or cash flows.

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PROPERTIES

The Corporation's principal executive office is located at 114 West 47th Street, New York, New York 10036 and its telephone number at that office is
(212) 852-1000. The Parent and its subsidiaries lease substantially all of its premises. The Trust Company rents approximately 550,000 square feet of office space in New York City, principally at its 47th Street location under a lease expiring in 2014. The Corporation has operations which lease office space in Costa Mesa, Larkspur, Los Angeles and San Francisco, California; Stamford, Greenwich and West Hartford, Connecticut; Washington, D.C.; Naples, Palm Beach and Vero Beach, Florida; Jersey City, Morristown and Princeton, New Jersey; Garden City, Long Island, New York; Charlotte, Greensboro and Raleigh, North Carolina; Wayne, Pennsylvania; Portland, Oregon; Dallas and Houston, Texas. The Corporation owns buildings in New York City, New York; Boca Raton, Florida and Essex, Connecticut from which it conducts business.

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ADOPTION OF NEW ACCOUNTING STANDARDS

Computer Software Costs

In March 1998, Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1") was issued effective for financial statements issued in 1999. SOP 98-1 requires the capitalization of eligible costs of specified activities related to computer software developed or obtained for internal use. The Corporation adopted SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 has not had a material effect on the Corporation's financial condition or results from operations.

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Accounting for Derivatives

In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("FAS 133") was issued. FAS 133 establishes accounting and reporting standards for derivatives. FAS 133 requires recognition of all derivatives as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. Fair market valuation adjustments for derivatives meeting hedge criteria will be recorded in either comprehensive income or earnings depending on their classification. The Corporation's use of derivatives to date has been limited to utilizing interest rate swaps as hedges to mitigate interest rate exposure associated with short-term floating interest rate deposits. As such this use of interest rate swaps would be categorized as a cash flow hedge under FAS 133 and the effective portion of the gain or loss on the interest rate swaps would be recorded in comprehensive income. The fair value of the Corporation's interest rate swap portfolio was a pre-tax gain of $16 million as of December 31, 1999 compared to pre-tax losses of $18 million and $11 million at December 31, 1998 and 1997, respectively. Substantially all of the fair value of the interest rate swap portfolio for these periods would be recorded as a component of comprehensive income.

    In June 1999, Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FAS 133" ("FAS 137") was issued. FAS 137 delayed the effective date of FAS 133 one year to fiscal years beginning after June 15, 2000. Management has evaluated the impact of adopting FAS 133 and does not believe that it will have a material impact on the Corporation's financial condition or results from operations.

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